Exhibit 10.1

COMMITMENT COVER LETTER

November 7, 2013

Mr. Michael H. Price

Chief Executive Officer

Mercantile Bank Corporation

310 Leonard ST. NW

Grand Rapids, Ml 49504

Mr. Charles E. Christmas

Mercantile Bank Corporation

310 Leonard ST. NW

Grand Rapids, Ml 49504

Dear Mr. Price and Mr. Christmas:

U.S. Bank National Association (“U.S. Bank”) is pleased to commit to provide Mercantile Bank Corporation a credit facility up to the maximum principal amount of $11,000,000.00.

Such loan facility would be provided pursuant to commercial loan documents incorporating provisions deemed by U.S. Bank to be customary and appropriate in transactions of this type. A summary of such provisions is set forth in the attached “Principal Terms and Conditions”. If any other material business or legal issues arise prior to initial funding, such issues may cause changes or additions to the Principal Terms and Conditions and must be resolved to the satisfaction of U.S. Bank or this commitment will become null and void. The loan documents shall contain all of the terms of the credit facility, and such terms shall supersede this commitment and the Principal Terms and Conditions.

If the terms outlined in the attached Principal Terms and Conditions are acceptable to you, please execute and return a copy of the Principal Terms and Conditions by facsimile, delivery or mail to be received by U.S. Bank prior to the close of business on November 30, 2013, or this commitment will automatically expire. In the event the Borrower does not fulfill its commitment to close and fund this transaction or the conditions set forth above are not fulfilled to the complete satisfaction of U.S. Bank on or before January 15, 2014, U.S. Bank may elect not to proceed with this transaction upon notice to the Borrower, but the applicable fees, reimbursement and indemnity obligations described above and/or in the Principal Terms and Conditions shall survive such termination.

This commitment is for your benefit only. It is not assignable and may not be disclosed to nor relied upon by any third party without the prior written approval of U.S. Bank.

We at U.S. Bank appreciate your business and look forward to this new opportunity.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

Tammy K. Randa
Vice President

11/07 (Page 1 of 4)

PRINCIPAL TERMS AND CONDITIONS

Borrower: Mercantile Bank Corporation

A.	Credit Terms

Term Loan Facility:

Permitted Use of Funds:	Special Dividend and merger related expenses

Loan Amount:	$11,000,000.00

Length of Facility:	Three Years

Principal Payments:	Combined principal and interest due per quarter amortized over three years

Interest:	1)	A floating rate option of one month rounded LIBOR. Rate reset monthly + 2.75%

2)

A fixed rate option determined by U.S. Bank as of the date of initial funding. An example of such rate, if funded as of October 16, 2013, would be 3.45% per annum (COF + 275bps + 4 bps prepayment waiver)

Prepayment	Permitted

Closing Fee:	25 basis points of Term Loan Amount

B.	Collateral

Facility will be unsecured, but as a condition of closing, Mercantile Bank Corporation shall agree to provide a negative pledge on all subsidiary bank stock now owned or owned in the future.

C.	Warranties and Covenants

Loan documentation will include, without limitation, standard U.S. Bank warranties and covenants pertaining to accuracy of information; organization; change in control; material litigation; business activities; use of proceeds; compliance with laws; restrictions on indebtedness, liens and contingent liabilities; payment of taxes; environmental matters; maintenance of insurance/lender’s loss payee; financial reporting; inspection of properties and records;

plus

•	Minimum Fixed Charge Coverage Ratio of 1.25, to be measured quarterly on a trailing twelve month basis for Mercantile Bank Corporation (parent company only level). To be measured starting at 3/31/2014.

•	Minimum Loan Loss Reserve to Non-Performing Loans Ratio of 80.00% to be measured quarterly on a combined bank basis.

•	Maximum Non Performing Loans plus Other Real Estate to Primary Capital of 18.00% to be measured quarterly on a combined bank basis.

•	Well Capitalized status at each subsidiary bank, and on a consolidated basis.

•	Minimum Total Risk Based Capital Ratio of 12.00% to be measured quarterly at each subsidiary bank.

11/07 (Page 2 of 4)

Where,

Non-performing loans are defined as total non-accrual loans plus 90+ days and still accruing.

Non-performing assets are defined as non-performing loans plus other real estate owned.

Tangible capital is defined as total common equity plus reserve for loan losses less intangible assets.

Fixed Charge Coverage is defined as parent level net income plus parent level interest expense plus parent level non-cash expenses minus non-cash income minus shareholder dividends divided by parent level interest expense plus contractual principal and interest on USB term loan plus 1/5th of the commitment amount of any U.S. Bank debt plus contractual principal payment(s) required on non U.S. Bank debt at the parent level only.

Other requirements will include, but not be limited to:

1.	The primary subsidiary banks’ (Mercantile and Firstbank) inability to pay dividends without prior regulatory approval will constitute an event of default.

2.	No additional debt at the holding company without U.S. Bank’s prior approval.

D.	Defaults, Rights and Remedies

Loan documentation will include, without limitation, standard U.S. Bank provisions pertaining to failure to make payment when due, nonperformance or breach of terms, conditions, warranties or covenants, misrepresentation, default of third-party obligations, cessation of a guaranty, bankruptcy, adverse change and insecurity. U.S. Bank’s rights and remedies will include, in part, setoff, choice of law and forum, waiver of jury trial and other rights as provided by law.

E.	Conditions Precedent to Closing

•	All information provided by the Borrower and any guarantor(s) to U.S. Bank is accurate in all respects.

•	The Borrower and/or any guarantor(s) is/are not in violation or breach of any other agreement with U.S. Bank of any type or amount or of any third party obligation in excess of $10,000.

•	Due authorization and proper execution of U.S. Bank loan documentation detailing the terms and conditions of the financing, all to be in form and substance satisfactory to U.S. Bank and its internal or external counsel.

•	Evidence of the Borrower’s legal status and good standing and such other documentation as U.S. Bank might deem appropriate for this transaction and transactions of this type.

•	As determined solely by U.S. Bank in accordance with its business expertise, no material adverse change has occurred in either the Borrower’s or in any guarantors’ business, financial condition or performance as reflected in the financial statements provided to U.S. Bank dated September 30, 2013; nor has there been any material adverse change in Borrower or in any guarantor’s collateral and property or in any other matters which U.S. Bank analyzed in conjunction with this credit request; including, without limitation, no change in the structure of the transaction initially presented to and agreed upon by U.S. Bank.

F.	Expenses/Indemnification

The Borrower shall reimburse U.S. Bank for all costs and fees (including outside counsel fees) incurred by U.S. Bank in connection with the preparation, due diligence, negotiation and execution of loan documents. In addition, the Borrower shall indemnify U.S. Bank against any loss, claim, liability or expense including, without limitation, legal fees and disbursements incurred by it in connection with, arising out of, or in any way related to the execution, delivery, enforcement or defense of the commitment letter or of any of the transactions contemplated hereby. U.S. Bank shall in no case be liable for any special, indirect or consequential damages arising from any breach of any obligations of U.S. Bank.

G.	Acceptance/Closing and Funding

This commitment must be accepted by the Borrower and the transaction closed and funded no later than the dates specified in the Commitment Cover Letter.

11/07 (Page 3 of 4)

H.	ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (BANK) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT; AND, IN ANY EVENT, AS SUPERSEDED BY LOAN DOCUMENTS SIGNED BY YOU AND ACCEPTED BY US.

Agreed to:		Agreed to:

Mercantile Bank Corporation		U.S. BANK NATIONAL ASSOCIATION

/s/ Charles E. Christmas

By:	Charles E. Christmas	By:	Tammy K. Randa
Its:	Chief Financial Officer	Its:	Vice President

Dated:	November 18, 2013	Dated:	November 7, 2013

11/07 (Page 4 of 4)